The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2021

Citigroup Global Markets Holdings Inc.	May----, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Capped Annual Buffer Securities Linked to the Cboe® S&P 500 10% Buffered 25 May Index Due May 31, 2028

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not guarantee the repayment of principal. Instead, the securities offer a payment at maturity or upon earlier redemption that may be greater than, equal to or less than the stated principal amount, depending on the performance of the Index specified below.
▪	The Index reflects buffered, capped participation in the performance of the S&P 500 Index over successive one-year periods, subject to an index fee. See “Summary Index Description” on page PS-3. The Index is designed to reflect a 10% buffer against a decline of the S&P 500 Index only with respect to a one-year period; over any longer period, the buffer may not apply. After giving effect to the index fee, the buffer offered by the Index will be less than 10%.
▪	The return an investor will realize on the securities will be equal to the performance of the Index from the pricing date to the annual roll date on which the redemption amount is determined. An investor may elect to require us to redeem the securities on an annual basis. We also have the right to elect to redeem the securities on an annual basis. If the securities are not earlier redeemed, they will mature on the maturity date specified below.
▪	The securities are designed for investors who seek exposure to the annual returns of the S&P 500 Index with a buffer against a potential decline and who, in exchange for that buffer, are willing to forgo dividends, accept a cap on upside participation and incur the Index charges. Investors must also be willing to accept an investment that may have limited or no liquidity and the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Index:	Cboe® S&P 500 10% Buffered 25 May Index (ticker symbol: “SP2BF10Y”)
Stated principal amount:	$1,000 per security
Pricing date:	May 25, 2021
Issue date:	May 28, 2021
Maturity date:	May 31, 2028
Redemption at holder’s option:	Each holder may elect to require us to redeem all or any portion of its securities on any annual redemption date by notifying us no later than the applicable holder redemption exercise deadline and otherwise following the procedure specified in Annex A to this pricing supplement. For each security that we are required to redeem on any annual redemption date, we will pay an amount equal to the redemption amount determined on the annual roll date immediately preceding that annual redemption date.
Redemption at our option:	We may elect to redeem the securities, in whole but not in part, on any annual redemption date by delivering notice to holders no later than the annual roll date immediately preceding that annual redemption date. For each security that we redeem on any annual redemption date, we will pay an amount equal to the redemption amount determined on the annual roll date immediately preceding that annual redemption date. If we elect to redeem the securities, we may do so at a time when the redemption amount is significantly less than the stated principal amount, resulting in a significant loss for investors.
Redemption at maturity:	Any security that has not previously been redeemed at the holder’s option or at our option will be redeemed at maturity for an amount equal to the redemption amount determined on the annual roll date immediately preceding the maturity date.
Redemption amount:

With respect to the annual roll date on which the redemption amount is determined for any security:

$1,000 + ($1,000 × the cumulative Index return determined as of that annual roll date)

If the cumulative Index return is negative as of the annual roll date on which the redemption amount is determined, the redemption amount will be less than the $1,000 stated principal amount per security.  You may lose up to all of your investment.

Cumulative Index return:	As of any annual roll date, the percentage change in the closing level of the Index from the pricing date to that annual roll date, calculated as follows: (i) the closing level of the Index on that annual roll date minus the initial index level, divided by (ii) the initial index level
Initial index level:	, the closing level of the Index on the pricing date
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17329FG65 / US17329FG653
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000	$2.50	$997.50
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $957.50 per security, which will be less than the issue price.  The estimated value of the securities is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of 0.25% of the stated principal amount for each security sold in this offering.  CGMI will pay selected dealers that purchase the securities on the issue date a selling concession equal to 0.25% of the stated principal amount of the securities purchased through that dealer.  CGMI will also pay selected service providers an annual service fee of up to 0.25% of the outstanding stated principal amount of the securities for each year that the securities remain outstanding in consideration for marketing, education, structuring or referral services with respect to financial advisors or selected dealers.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  CGMI and its affiliates expect to receive the Index charges in connection with expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying index supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Index Supplement No. IS-09-01 dated February 3, 2021	Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PS-1

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Annual roll dates:	The third NYSE trading day immediately preceding the last NYSE trading day of May of each year
Annual redemption date:	The fifth business day following each annual roll date occurring after the issue date (subject to postponement if a market disruption event occurs on such annual roll date)
Holder redemption exercise deadline:	For any annual redemption date, 4:00 p.m., New York City time, on the fifth business day immediately preceding the annual roll date that immediately precedes that annual redemption date
Initial SPX participation cap:	For the annual measurement period that begins on the pricing date, at least 7.00% (as determined on the pricing date). The SPX participation cap for each annual measurement period is determined on the annual roll date that begins that annual measurement period.
Initial annual roll charge:	For the annual measurement period that begins on the pricing date, to be within the range of 0.45% to 1.10% (as determined on the pricing date). The annual roll charge for each annual measurement period is determined on the annual roll date that begins that annual measurement period and will be deducted from the Index level on the day after that annual roll date. The annual roll charge has the effect of causing the SPX participation cap to be lower than otherwise would have been determined in the absence of the annual roll charge.
Index fee:	0.25% per annum, accruing daily on the daily Index level
Initial maximum annual return:	For the annual measurement period that begins on the pricing date, at least 6.70% (to be determined on the pricing date), assuming that the cumulative effect of the index fee over the first annual measurement period is 0.30% of the level of Index on the pricing date. The maximum annual return of the Index for any annual measurement period is the SPX participation cap for that annual measurement period minus the cumulative effect of the index fee over that period. It is not possible to quantify the cumulative effect of the index fee on any annual measurement period in advance because the amount of the index fee accrues on the level of the Index on each day during that period. The initial maximum annual return set forth above is based on a hypothetical cumulative effect of the index fee of 0.30%, which may be higher or lower than the actual cumulative effect of the index fee for the first annual measurement period.

Additional Information

General. This pricing supplement is intended to be read together with the accompanying index supplement, prospectus supplement and prospectus, which are available via the hyperlinks on the cover page of this pricing supplement.  The accompanying index supplement, prospectus supplement and prospectus contain important information that is not included in this pricing supplement, including, among other things:

•	a more detailed description of the Index, beginning on page IS-20 of the accompanying index supplement; and

•	additional terms of the securities, including terms relating to a potential postponement of the determination of the redemption amount and an alternative calculation of the closing level of the Index if a market disruption event occurs on an annual roll date and terms specifying the consequences of the discontinuance or material modification of the Index, beginning on page IS-14 of the accompanying index supplement.

Certain terms used but not defined in this pricing supplement are defined in the accompanying index supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Summary Index Description

The Index reflects buffered, capped participation in the performance of the S&P 500 Index (“SPX”) over successive one-year periods, subject to an index fee.  The performance of the Index from one annual roll date to the next (a period of approximately one year, which we refer to as an “annual measurement period”) will reflect the following:

o	Capped upside participation. If the S&P 500 Index appreciates over the annual measurement period, the Index performance will reflect participation in that appreciation up to a cap (the “SPX participation cap”), subject to the index fee. The SPX participation cap applicable to the first annual measurement period following pricing of the securities will be set on the pricing date (which is an annual roll date) and will be at least the percentage specified under “Key Terms” above. The SPX participation cap applicable to each subsequent annual measurement period will be determined on the annual roll date at the beginning of that annual measurement period. The SPX participation cap is expressed as a percentage change in the closing level of the S&P 500 Index from the closing level on the annual roll date that begins the relevant annual measurement period.

o	Buffered downside participation. If the S&P 500 Index depreciates over the annual measurement period, the Index will reflect participation in that depreciation subject to a 10% buffer (before giving effect to the index fee). This means that, if the S&P 500 Index depreciates by less than 10%, the Index performance will be flat over the annual measurement period (before giving effect to the index fee). However, if the S&P 500 Index depreciates by more than 10% over the annual measurement period, the Index performance will be negative and will reflect participation in that depreciation to the extent that it exceeds 10% (before giving effect to the index fee).

o	Index fee. The Index performance will be reduced by an index fee of 0.25% per annum, which will be deducted daily from the daily Index level.

Because of the index fee, the Index will lose value over the course of an annual measurement period if the S&P 500 Index is flat or declines over the course of that period, or even if it appreciates by an amount less than the cumulative effect of the index fee.  The index fee reduces the benefit of the buffer and will cause the maximum annual return of the Index for a given year to be less than the SPX participation cap applicable to that year.  Because the index fee is calculated daily during an annual measurement and is multiplied by the level of the Index on each day, higher levels of the Index over the course of an annual measurement period will result in a greater negative effect of the index fee.  If the level of the Index is generally higher over an annual measurement period than it was at the beginning of the annual measurement period, the cumulative effect of the index fee over that annual measurement period will be to reduce the annual Index return by more than 0.25%.

In addition to the index fee, the Index embeds an annual roll charge (together with the index fee, “Index charges”).  The annual roll charge for each annual measurement period is determined on the annual roll date that begins that annual measurement period and will be deducted from the Index level on the day after that annual roll date.  The annual roll charge has the effect of causing the SPX participation cap that is determined on a given annual roll date to be lower than otherwise would have been determined in the absence of the annual roll charge.  The annual roll charge for the first annual measurement period following pricing of the securities will be set on the pricing date (which is an annual roll date) and will be within the range specified under “Key Terms” above.  The annual roll charge for each subsequent annual measurement period will be determined on the annual roll date at the beginning of that annual measurement period.  The annual roll charge is expressed as a percentage of the closing level of the Index on the annual roll date that begins the relevant annual measurement period.

The Index is based on the price return version of the S&P 500 Index, which reflects only the price performance of the constituent stocks of the S&P 500 Index and does not reflect the receipt or reinvestment of dividends paid on those stocks.  Accordingly, investors should consider lost dividend yield in addition to the index fee when comparing an investment in the securities to a direct investment in the S&P 500 Index (or a related index fund).  After taking into account the index fee and lost dividend yield, the Index will underperform a direct investment in the S&P 500 Index in any scenario in which the S&P 500 Index appreciates, even if it appreciates by less than the SPX participation cap, and in any scenario in which the S&P 500 Index depreciates by an amount that is less than the aggregate effect of the index fee and lost dividend yield.

The Index is intended to reflect participation in 100% of the appreciation or depreciation of the S&P 500 Index over each annual measurement period, subject to the applicable SPX participation cap, buffer and index fee.  However, the actual participation rate applicable to each annual measurement period is unlikely to be exactly 100%.  If there is a significant change in the closing level of the S&P 500 Index on the annual roll date from the closing level on the immediately preceding NYSE trading day, and if there is not a corresponding change in the level of the Index – as would be the case if the S&P 500 Index is above the cap or within the buffer at that time – then the participation rate for the following annual measurement period may differ significantly from 100%.  For example, if there were a 10% decrease in the closing level of the S&P 500 Index on the annual roll date from the prior NYSE trading day and that decrease were not also reflected in the Index level, the participation rate would be approximately 10% less than 100% (i.e., 90%), and if there were a 10% increase in the level of the S&P 500 Index in these circumstances without a corresponding change to the Index level, the participation rate would be approximately 10% more than 100% (i.e., 110%).

For more information about the Index, see the section “Description of the Cboe® S&P 500 10% Buffered 25 Index Series” in the accompanying index supplement.

PS-3

Citigroup Global Markets Holdings Inc.

Certain Investment Considerations

The Index is designed to reflect the buffered, capped participation in the performance of the S&P 500 Index described above only with respect to each annual measurement period.  On the annual roll date at the end of each annual measurement period, the Index resets its exposure to the S&P 500 Index so that it will again reflect buffered, capped participation in the performance of the S&P 500 Index (subject to the index fee) over the next annual measurement period.  The cumulative performance of the Index over any period longer than one annual measurement period will not necessarily reflect a 10% buffer with respect to the cumulative performance of the S&P 500 Index over that full period, even leaving aside the index fee.  In fact, the Index may decline over a period that is longer than one annual measurement period even if the cumulative performance of the S&P 500 Index was positive over that period.  For example, suppose that the S&P 500 Index appreciates by 30% over an annual measurement period and that the SPX participation cap applicable to that annual measurement period is 6%.  Suppose that the S&P 500 Index then depreciates by 23.08% over the next annual measurement period.  In this circumstance, the S&P 500 Index performance would have been flat from the beginning of year 1 to the end of year 2.  But the Index would have reflected only a 6% gain in year 1, while reflecting a 13.08% loss in year 2 (as a percentage of the Index level at the end of year 1), for a cumulative net loss of 7.86% (as a percentage of the Index level on the pricing date).  This example disregards the effect of the index fee for simplicity; had the index fee been taken into account, the Index loss would have been greater.

Although the term of the securities is longer than one year, each holder has the right to require us to redeem the securities on an annual basis during the term of the securities.  As a result, each holder has the right to decide annually whether to terminate its exposure to the Index at the end of the current annual measurement period, or to continue its exposure to the Index for another annual measurement period (subject to our right to redeem the securities at our option on any annual redemption date).

The first annual measurement period commences on the pricing date (which is an annual roll date) and ends on the annual roll date occurring approximately one year after the pricing date.  If a holder elects to require us to redeem its securities on the first annual redemption date, the holder will receive a payment per security on the first annual redemption date equal to the redemption amount determined on the annual roll date occurring approximately one year after the pricing date.  That redemption amount will reflect the performance of the Index from the pricing date to that annual roll date. That Index performance will, in turn, reflect buffered, capped participation in the performance of the S&P 500 Index over that period, subject to the index fee, as more fully described under “Summary Index Description”.  If a holder does not elect to require us to redeem its securities on the first annual redemption date, then the holder will remain invested in the securities for another year (unless we exercise our right to redeem the securities on that annual redemption date).  The process repeats for each year during the term of the securities.  If a holder holds the securities for more than one annual measurement period, the return the holder will ultimately receive upon redemption of the securities will reflect the cumulative return of the Index, which will not reflect buffered participation in the S&P 500 Index over the full period for which the holder held the securities.

The securities are designed for investors to make a decision annually as to whether to remain invested in the securities for another year.  To facilitate this decision, we will publish the expected minimum SPX participation cap and the expected range for the annual roll charge that will apply to the upcoming annual measurement period at least five business days prior to the holder redemption exercise deadline that precedes the beginning of that annual measurement period.  Each holder should consider this information in deciding whether to require us to redeem its securities following the end of the current annual measurement period or to retain exposure to the Index over the next annual measurement period.  We will publish this information on the following website:

crossassetsolutions.citi.com/our-approach/CBOE_SP_500_10_BUFFERED_INDEX_SERIES

PS-4

Citigroup Global Markets Holdings Inc.

Hypothetical Annual Index Returns

The diagram, table and examples below illustrate what the return of the Index would be over a hypothetical annual measurement period for a range of hypothetical returns of the S&P 500 Index over the same period.  The diagram, table and examples are based on the following hypothetical terms:

•	a hypothetical SPX participation cap of 6%;

•	a hypothetical cumulative index fee effect of 0.30%; and

•	a hypothetical participation rate of 100%.

These hypothetical terms have been selected solely for illustrative purposes and may not be representative of the actual terms applicable to any future annual measurement period.  If the actual terms for any annual measurement period differ from these hypothetical terms, the performance of the Index may be less favorable than that shown below.

The diagram, table and examples below compare the performance of the Index over the hypothetical annual measurement period to the performance of the price return version of the S&P 500 Index (i.e., the version that does not reflect the receipt or reinvestment of dividends).  If lost dividends were taken into account, the Index would compare less favorably to a direct investment in the S&P 500 Index that was entitled to receive dividends.

Hypothetical Annual Index Return Diagram

The diagram below illustrates what the return of the Index would be over a hypothetical annual measurement period for hypothetical returns of the S&P 500 Index ranging from -30% to +30%.  The diagram below is “zoomed in” for clarity – that is, it does not illustrate S&P 500 Index returns below -30% or above +30%.  You should not take this as an indication that the S&P 500 Index will not decline by more than 30% in a single annual measurement period.  There is no limit on how much the S&P 500 Index may decline in a single annual measurement period.

The diagram applies only to a single annual measurement period.  The relationship between the performance of the Index and the S&P 500 Index over any period longer than a single annual measurement period will not resemble that shown below.

Annual Index Return Diagram

PS-5

Citigroup Global Markets Holdings Inc.

Hypothetical Annual Index Return Table

The table below illustrates what the Index return would be over a hypothetical annual measurement period for a range of hypothetical returns of the S&P 500 Index (price return version) over that annual measurement period, based on the hypothetical terms set forth above.

Annual SPX Return	Annual Index Return
-100%	-90.30%
-75%	-65.30%
-50%	-40.30%
-25%	-15.30%
-20%	-10.30%
-15%	-5.30%
-10%	-0.30%
-5%	-0.30%
-1%	-0.30%
0%	-0.30%
1%	0.70%
5%	4.70%
6%	5.70%
10%	5.70%
15%	5.70%
20%	5.70%
25%	5.70%
50%	5.70%

Hypothetical Annual Index Return Examples

Example 1: SPX return is 25%

In this example, the SPX return is 25% over the annual measurement period, and the Index return over that period would be 5.70%.  Because of the SPX participation cap of 6%, the Index would not participate in any appreciation of the S&P 500 Index in excess of 6%.  After giving effect to the cumulative negative effect of the index fee, which in this example is 0.30%, the Index return is limited to 5.70%.  In this example, the Index would significantly underperform a direct investment in the S&P 500 Index.

Example 2: SPX return is 5%

In this example, the SPX return is 5% over the annual measurement period, and the Index return over that period would be 4.70%.  Because the SPX return is less than the SPX participation cap, the Index would reflect the SPX return minus the cumulative negative effect of the index fee, which in this example is 0.30%.  In this example, the Index would underperform a direct investment in the S&P 500 Index after giving effect to the index fee.

Example 3: SPX return is -5%

In this example, the SPX return is -5% over the annual measurement period, and the Index return over that period would be -0.30%.  The Index would experience losses in this example, even though the S&P 500 Index has not depreciated by more than the 10% buffer amount.  As this example illustrates, after giving effect to the index fee, the Index will experience losses even if the S&P 500 Index has not declined by more than the 10% buffer.

Example 4: SPX return is -50%

In this example, the SPX return is -50% over the annual measurement period, and the Index return over that period would be -40.30%.  The Index would experience losses in this example to the extent that the decline of the S&P 500 Index exceeds the 10% buffer.  In this example, the decline of the S&P 500 Index exceeds 10% by 40%.  In addition, the Index performance would be reduced by the cumulative negative effect of the index fee, which in this example result in an additional 0.30% loss.

PS-6

Citigroup Global Markets Holdings Inc.

Hypothetical Payment Examples

The examples below illustrate how to determine the redemption amount payable upon redemption of the securities, whether at the holder’s option, at our option or at maturity.  The redemption amount will be determined based on the cumulative Index return as of the annual roll date on which the redemption amount is determined.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual redemption amount on the securities will be.

Example 1: Cumulative Index return is 5%

In this example, the redemption amount would be calculated as follows:

Redemption amount = $1,000 + ($1,000 × cumulative Index return as of the annual roll date on which the redemption amount is determined)

= $1,000 + ($1,000 × 5%)

= $1,000 + $50

= $1,050

In this example, the cumulative Index return is 5% as of the annual roll date on which the redemption amount is determined, and you would receive a total return of 5% on your investment in the securities.

Example 2: Cumulative Index return is - 50%

In this example, the redemption amount would be calculated as follows:

Redemption amount = $1,000 + ($1,000 × cumulative Index return as of the annual roll date on which the redemption amount is determined)

= $1,000 + ($1,000 × -50%)

= $1,000 + -$500

= $500

In this example, the cumulative Index return is -50% as of the annual roll date on which the redemption amount is determined, and you would receive a total return of -50% on your investment in the securities.

PS-7

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the Index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page IS-7 in the accompanying index supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Key Risks Relating to the Securities

▪	You may lose up to all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity or upon earlier redemption. Instead, your payment at maturity or upon earlier redemption will depend on the performance of the Index. If the Index declines from the initial index level on the pricing date to its closing level on the annual roll date on which the redemption amount is determined, you will lose 1% of the stated principal amount of your securities for every 1% by which the Index has declined. There is no minimum redemption amount; you may lose up to all of your investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities require careful monitoring during their term. The securities are designed for investors to make a decision annually as to whether to remain invested in the securities for another year. The Index is designed to reflect buffered participation in the performance of the S&P 500 Index only with respect to an annual measurement period. Over any period longer than one annual measurement period, the cumulative performance of the Index will not necessarily reflect a 10% buffer with respect to the cumulative performance of the S&P 500 Index over that full period. In fact, the Index may decline over any period longer than one annual measurement period even if the S&P 500 Index has appreciated over that full period, even leaving aside the effect of the index fee. As a result, investors should evaluate annually whether to exercise the holder redemption right or to remain invested in the securities for another year. In making that determination, investors should consider the SPX participation cap and annual roll charges that will be applicable to the upcoming annual measurement period, which will be available on the website specified above under “Certain Investment Considerations”. To exercise the holder redemption right, a holder must comply with the procedures described in Annex A to this pricing supplement by the applicable holder redemption exercise deadline. If a holder wishes to exercise the holder redemption right but fails to comply with the required procedures by the holder redemption exercise deadline, the holder will lose the opportunity to exercise the holder redemption right for that year. For all of these reasons, the securities require careful monitoring during their term.

▪	The redemption amount may be less than you anticipate at the time of exercising the holder redemption right. If you wish to exercise the holder redemption right on any annual redemption date, you must do so by the holder redemption exercise deadline, which is the fifth business day in advance of the annual roll date immediately preceding that annual redemption date. If the level of the Index declines between the time you exercise the holder redemption right and the annual roll date, the redemption amount may be significantly less than you anticipated at the time of exercising the holder redemption right. Once you have exercised the holder redemption right, that exercise is irrevocable.

▪	We may redeem the securities at our option on any annual redemption date. If we elect to redeem the securities, the redemption amount that you receive will be determined on the annual roll date immediately preceding that annual redemption date. If the cumulative Index return is negative on that annual roll date, the redemption amount will be less, and possibly significantly less, than the stated principal amount of the securities, resulting in a potentially significant loss to you. We will not be required to provide notice of our election to redeem the securities until the annual roll date immediately preceding the annual redemption date, and as a result we will know what the redemption amount will be at the time of exercising our redemption right. We may elect to redeem the securities at a time when you would have preferred to remain invested in the securities for another year, and our decision to redeem the securities may result in a loss on your investment in the securities, depriving you of the opportunity to hold the securities for another year and potentially reduce that loss or see that loss turn into a gain. If we elect to redeem the securities, you may not be able to reinvest your proceeds on terms as favorable as those otherwise offered by the securities.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to an annual redemption date. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an

PS-8

Citigroup Global Markets Holdings Inc.

indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities at any time. Accordingly, an investor must be prepared to hold the securities until an annual redemption date.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities between annual roll dates will fluctuate based on many unpredictable factors. The value of your securities will fluctuate based on the level of the Index and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. The level of the Index will, in turn, fluctuate based on changes in the level of the S&P 500 Index, the volatility of the S&P 500 Index, the dividend yield on the S&P 500 Index, the time remaining to the next annual roll date and interest rates. Changes in the level of the Index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time during their term may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The manner in which the selling concession is paid to your broker may create conflicts of interest. CGMI will pay a selling concession to selected dealers who sell the securities in the manner described under “Supplemental Plan of Distribution” below. A portion of that selling concession is payable annually as long as the securities sold by that dealer are outstanding and held through that dealer, with the result that a dealer will receive a greater total selling concession the longer the securities are outstanding. This arrangement may result in a dealer having a conflict of interest with respect to any recommendation to exercise the holder redemption right on any annual redemption date.

▪	Our offering of the securities is not a recommendation of the Index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the Index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the S&P 500 Index or in instruments related to the S&P 500 Index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the Index. These and other activities of our affiliates may affect the level of the Index in a way that negatively affects the value of and your return on the securities.

PS-9

Citigroup Global Markets Holdings Inc.

▪

▪	The Index level may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the S&P 500 Index or in financial instruments related to the S&P 500 Index and may adjust such positions during the term of the securities. Our affiliates also take positions in the S&P 500 Index or in financial instruments related to the S&P 500 Index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the Index in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the Index in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the Index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying index supplement.

▪	Changes that affect the Index may affect the value of your securities. The sponsor of the Index or of the S&P 500 Index may at any time make methodological changes or other changes in the manner in which it operates that could affect the level of the Index. We are not affiliated with the either sponsor and, accordingly, we have no control over any changes either such sponsor may make. Such changes could adversely affect the performance of the Index and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. For example, you might be required to recognize ordinary income and/or short-term capital gain during the period you hold the securities. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying index supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks Relating to the Index

▪	The Index will underperform the S&P 500 Index over an annual measurement in all scenarios except a significant decline of the S&P 500 Index. After giving effect to the index fee, the return of the Index over an annual measurement period will be less than the return of the S&P 500 Index over the same period in any scenario in which the S&P 500 Index appreciates, or any scenario in which the S&P 500 Index depreciates by up to an amount that represents the cumulative negative effect of the index fee on the Index. In addition, the Index will not participate in any appreciation of the S&P 500 Index beyond the SPX participation cap. If lost dividends were taken into account, the degree of Index underperformance relative to a direct investment in the S&P 500 Index (or a related index fund) would be even greater. The securities are designed for investors who are willing to accept underperformance in these scenarios in exchange for the buffer that the Index provides in the event of a more significant decline of the S&P 500 Index over the relevant annual measurement period.

▪	The index fee will reduce the benefit of the buffer and limit the potential annual return on the Index. Although the Index is designed to provide a 10% buffer against a decline of the S&P 500 Index over an annual measurement period, the Index performance is reduced by the index fee, and the cumulative negative effect of the index fee will effectively reduce the benefit of the buffer. For example, after giving effect to the index fee, the Index will decline over an annual measurement period even if the S&P 500 Index has appreciated, if the effect of the index fee is greater than the appreciation. As a result, the Index may experience losses even in scenarios where the S&P 500 Index has experienced appreciation. Furthermore, even if the S&P 500 Index has declined by less than the buffer, the Index will experience losses after giving effect to the index fee. And if the S&P 500 Index declines by more than 10%, the return of the Index will not be 10% greater than that of the S&P 500 Index. After giving effect to the index fee, the effective buffer offered by the Index will be less than 10%.

PS-10

Citigroup Global Markets Holdings Inc.

Furthermore, after giving effect to the index fee, the maximum return the Index may achieve over an annual measurement period will be less than the SPX participation cap.  The SPX participation cap limits the extent to which the Index may participate in the appreciation of the S&P 500 Index over the applicable annual measurement period.  It does not represent the maximum return on Index performance.  The maximum return on Index performance is determined by starting with the SPX participation cap, and then subtracting the cumulative negative effect of the index fee.

▪	The negative effect of the index fee will depend on the level of the Index on each day during an annual measurement period. The index fee is calculated daily during an annual measurement and is multiplied by the level of the Index on each day. As a result, higher levels of the Index over the course of an annual measurement period will result in a greater negative effect of the index fee.

▪	The Index will not reflect the receipt or reinvestment of dividends paid on the S&P 500 Index. The Index is designed to provide buffered, capped participation in the performance of the price return version of the S&P 500 Index – that is, the version that does not reflect the receipt or reinvestment of dividends paid on the stocks that make up the S&P 500 Index. Accordingly, investors should consider lost dividend yield in addition to the index fee when comparing an investment in the securities to a direct investment in the S&P 500 Index (or a related index fund).

▪	The Index is not designed to provide a buffer with respect to the performance of the S&P 500 Index over any period longer than one annual measurement period. The Index is designed to provide buffered, capped participation in the performance of the S&P 500 Index only with respect to a particular annual measurement period. The cumulative performance of the Index over any period longer than one annual measurement period will not necessarily reflect a 10% buffer with respect to the cumulative performance of the S&P 500 Index over that full period, even leaving aside the index fee. In fact, the Index may decline over a period that is longer than one annual measurement period even if the cumulative performance of the S&P 500 Index was positive over that period. For example, suppose that the S&P 500 Index appreciates by 30% over an annual measurement period and that the SPX participation cap applicable to that annual measurement period is 6%. Suppose that the S&P 500 Index then depreciates by 23.08% over the next annual measurement period. In this circumstance, the S&P 500 Index performance would have been flat from the beginning of year 1 to the end of year 2. But the Index would have reflected only a 6% gain in year 1, while reflecting a 13.08% loss in year 2 (as a percentage of the Index level at the end of year 1), for a cumulative net loss of 7.86% (as a percentage of the Index level on the pricing date). This example disregards the effect of the index fee for simplicity; had the index fee been taken into account, the Index loss would have been greater.

▪	The Index may participate in the performance of the S&P 500 Index at a rate that differs from 100%. The Index is intended to reflect participation in 100% of the appreciation or depreciation of the S&P 500 Index over each annual measurement period, subject to the applicable SPX participation cap, buffer and index fee. However, the actual participation rate applicable to each annual measurement period is unlikely to be exactly 100%. If there is a significant change in the closing level of the S&P 500 Index on the annual roll date from the closing level on the immediately preceding NYSE trading day, and if there is not a corresponding change in the level of the Index – as would be the case if the S&P 500 Index is above the cap or within the buffer at that time – then the participation rate for the following annual measurement period may differ significantly from 100%. For example, if there were a 10% decrease in the closing level of the S&P 500 Index on the annual roll date from the prior NYSE trading day and that decrease were not also reflected in the Index level, the participation rate would be approximately 10% less than 100% (i.e., 90%), and if there were a 10% increase in the level of the S&P 500 Index in these circumstances without a corresponding change to the Index level, the participation rate would be approximately 10% more than 100% (i.e., 110%). If the participation rate for an annual measurement period is less than 100%, the Index will further underperform any appreciation of the S&P 500 Index over that annual measurement period (in addition to the underperformance that otherwise results from the index fee and the SPX participation cap), and if the participation rate is greater than 100%, the Index will participate in any decline of the S&P 500 Index beyond 10% on a more than 1-to-1 basis.

▪	Key terms with respect to future annual measurement periods will not be determined until a future date. The SPX participation cap and annual roll charge applicable to each annual measurement period will not be determined until the annual roll date at the beginning of that annual measurement period. As a result, at the time of investing in the securities, those important terms are unknown. The SPX participation cap and annual roll charge that apply to future annual measurement periods may differ significantly from what you currently anticipate. We will publish the expected minimum for the SPX participation cap and the expected range for the annual roll charge in advance of the holder redemption exercise deadline that precedes each future annual measurement period. It is important that you take this information into account in deciding whether to exercise the holder redemption right in advance of any future annual measurement period or to remain invested in the securities for that annual measurement period.

▪	The Index has limited actual performance information. The Index launched on December 3, 2020. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

PS-11

Citigroup Global Markets Holdings Inc.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to December 3, 2020 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

▪	Cboe developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period.

▪	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the Index will rise or fall.  The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

PS-12

Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Index Performance Information

This section contains hypothetical back-tested and historical performance information for the Index.  All Index performance information prior to December 3, 2020 is hypothetical and back-tested, as the Index did not exist prior to that date.  Hypothetical back-tested Index performance information is subject to significant limitations.  Cboe Global Indices, LLC (“Cboe”) developed the Index rules with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period.  Furthermore, the hypothetical back-tested performance of the Index might look different if it covered a different historical period.  The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested Index information has been calculated by Cboe by applying the Index methodology substantially as described in the section “Description of the Cboe® S&P 500 10% Buffered 25 Index Series” in the accompanying index supplement to historical data.

It is impossible to predict whether the Index will rise or fall.  By providing the hypothetical back-tested and historical Index performance information below, we are not representing that the Index is likely to achieve gains or losses similar to those shown.  In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment.  One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance.  The actual future performance of the Index may bear no relation to the hypothetical back-tested or historical performance of the Index.

The table below indicates, for each annual measurement period since May 2005:

•	the SPX participation cap applicable to that annual measurement period;

•	the annual roll charge applicable to that annual measurement period;

•	the Index return over that annual measurement period, measured as the percentage change in the Index level from the annual roll date at the beginning of that annual measurement period to the annual roll date at the end of that annual measurement period; and

•	the return of the S&P 500 Index over that annual measurement period, measured as the percentage change in the closing level of the S&P 500 Index (price return version) from the annual roll date at the beginning of that annual measurement period to the annual roll date at the end of that annual measurement period.

The table is based on hypothetical back-tested information with respect to the Index for all periods prior to December 3, 2020. For the current annual measurement period, which is not yet complete, the table reflects the Index return and SPX return in the current annual measurement period through April 27, 2021.

Annual measurement period	SPX participation cap	Annual roll charge	Annual Index return	Annual SPX return
May 2005 – May 2006	13.08%	0.47%	6.67%	6.96%
May 2006 – May 2007	20.00%	0.40%	18.72%	19.08%
May 2007 – May 2008	17.49%	0.42%	-0.31%	-8.60%
May 2008 – May 2009	15.40%	0.70%	-24.63%	-34.29%
May 2009 – May 2010	19.85%	0.87%	17.74%	17.98%
May 2010 – May 2011	20.49%	0.87%	20.19%	22.95%
May 2011 – May 2012	10.37%	0.62%	-0.25%	-0.20%
May 2012 – May 2013	14.88%	0.70%	14.63%	25.97%
May 2013 – May 2014	7.52%	0.54%	7.30%	15.17%
May 2014 – May 2015	6.04%	0.53%	5.83%	10.06%
May 2015 – May 2016	7.48%	0.52%	-0.24%	-0.65%
May 2016 – May 2017	8.71%	0.61%	8.51%	15.52%
May 2017 – May 2018	7.52%	0.52%	7.30%	12.68%
May 2018 – May 2019	9.36%	0.50%	2.74%	2.98%
May 2019 – May 2020	10.49%	0.51%	6.48%	6.76%
May 2020 – May 2021*	11.89%	0.73%	11.60%	39.94%
PS-13

Citigroup Global Markets Holdings Inc.

* Through April 27, 2021

The graph below depicts the hypothetical back-tested and historical level of the Index, normalized to a level of 1,000 at the beginning of the period, for each day in the period shown.  All levels prior to December 3, 2020 are hypothetical and back-tested, as the Index did not exist prior to that time.  For comparison purposes, the graph below also depicts the level of the S&P 500 Index on each day in the period shown, normalized to a level of 1,000 at the beginning of the period.

As the graph below illustrates, the level of the Index may vary significantly between annual roll dates.  However, any payment on the securities will be based only on the level of the Index on the annual roll date on which the redemption amount is determined.

PS-14

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying index supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying index supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including redemption or retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized.  For example, the securities could be viewed as terminated and reissued on each annual redemption date, in which case you would recognize gain or loss (subject to the application of the wash sale rules) as of the deemed reissuance date and that gain or loss would generally be short-term capital gain or loss rather than long-term capital gain or loss. You might also be required to recognize ordinary income during the period over which you hold the securities.

In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying index supplement, if you are a Non-U.S. Holder (as defined in the accompanying index supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  However, because there is no direct legal authority regarding the U.S. federal income tax treatment of the securities, you should consult your tax adviser regarding the risk that an alternative characterization of the securities could cause payments on the securities to be subject to U.S. federal withholding tax.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying index supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

PS-15

Citigroup Global Markets Holdings Inc.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of 0.25% of the stated principal amount for each security sold in this offering.  CGMI will pay selected dealers that purchase the securities on the issue date a selling concession equal to 0.25% of the stated principal amount of the securities purchased through that dealer. CGMI will also pay selected service providers an annual service fee for each year that the securities remain outstanding in consideration for marketing, education, structuring or referral services with respect to financial advisors or selected dealers.  The service fee will be paid (i) on or about the issue date in the amount of 0.25% of the outstanding stated principal amount of the securities on the issue date and (ii) following each subsequent annual roll date (other than the annual roll date immediately preceding the maturity date) with respect to the securities outstanding on that annual roll date, excluding any securities redeemed on the annual redemption date that immediately follows that annual roll date, in an amount equal to 0.25% of the lesser of (x) the stated principal amount of such securities and (y) the amount that would have been the redemption amount with respect to such securities had such redemption amount been determined on such annual roll date.

CGMI and its affiliates expect to receive the Index charges in connection with expected hedging activity related to this offering, even if the value of the securities declines.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities on the first annual redemption date, which consists of a fixed-income bond (the “bond component”) and the hypothetical package of options included in the Index on the pricing date (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. The estimated value of the derivative component is the value calculated by Cboe for purposes of the Index, less the Index charges.  See “Description of the Cboe® S&P 500 10% Buffered 25 Index Series” in the accompanying index supplement.

As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what our internal funding rate and the value of the derivative component will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

PS-16

Citigroup Global Markets Holdings Inc.

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

PS-17

Citigroup Global Markets Holdings Inc.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-18

Citigroup Global Markets Holdings Inc.

Annex A

Holder Redemption Right

Each holder may require us to redeem all or any portion of its securities on any annual redemption date during the term of the securities on or after the issue date, subject to the procedures and terms set forth below.  Any redemption notice that we accept in accordance with the procedures and terms set forth below will be irrevocable.  To exercise the holder redemption right, the holder must submit securities for redemption having an aggregate stated principal amount equal to $1,000 or any integral multiple of $1,000.

To exercise the holder redemption right, the holder must instruct its broker or other person through which the securities are held to take the following steps:

•	Send a notice of redemption, substantially in the form attached as Annex B to this pricing supplement (a “redemption notice”), to us via email at nam.bis.redemptions@citi.com, with “Capped Annual Buffer Securities, CUSIP No. 17329FG65” as the subject line. The redemption notice must be received by us by no later than the holder redemption exercise deadline. We or our affiliate must acknowledge receipt of the redemption notice on the same business day for it to be effective.

•	Instruct your DTC custodian to book a delivery versus payment trade with respect to your securities on the relevant annual redemption date at a price equal to the redemption amount payable upon redemption of the securities; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the annual redemption date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, each holder should consult the brokerage firm through which it owns its interest in the securities in respect of those deadlines. If we do not receive a redemption notice by the holder redemption exercise deadline or we (or our affiliates) do not acknowledge receipt of the redemption notice on the same day, the redemption notice will not be effective, and we will not be required to redeem the securities.  Once given, a redemption notice may not be revoked.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a redemption notice and the timing of receipt of a redemption notice or as to whether and when the required deliveries have been made. Questions about the redemption requirements should be directed to nam.bis.redemptions@citi.com.

PS-19

Citigroup Global Markets Holdings Inc.

Annex B

Form of Redemption Notice

To: Citigroup Global Markets Holdings Inc. – Middle Office

Subject: Capped Annual Buffer Securities, CUSIP No. 17329FG65

Ladies and Gentlemen:

The undersigned holder of Citigroup Global Markets Holdings Inc.’s Capped Annual Buffer Securities, CUSIP No. 17329FG65 (the “securities”), hereby irrevocably elects to exercise, with respect to the aggregate stated principal amount of securities indicated below, as of the date hereof, the right to require you to redeem such securities on the annual redemption date specified below as described in the pricing supplement relating to the securities (collectively, the “pricing supplement”). Terms not defined herein have the meanings given to such terms in the pricing supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the securities (specified below) to book a delivery versus payment trade on the relevant annual redemption date with respect to the aggregate stated principal amount of securities specified below at a price per $1,000 stated principal amount security determined in the manner described in the pricing supplement, facing DTC 0274 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the annual redemption date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Aggregate stated principal amount of securities to be redeemed (to be $1,000 or an integral multiple of $1,000):

Applicable annual redemption date: _________________, 20__

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the redemption requirements should be directed to Citi via email at nam.bis.redemptions@citi.com.

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